Exhibit 3.5

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is effective as of February 24, 2022 (the “Effective Date”) by and between Richard L. Feinstein, CPA (“Feinstein”) and Enzon Pharmaceuticals, Inc. (“Enzon”), pursuant to which Feinstein is being engaged to serve as Enzon’s Chief Executive Officer, Chief Financial Officer and Secretary. This Agreement supersedes and replaces in its entirety the Independent Contractor Agreement between the Feinstein and Enzon dated as of December 13, 2013.

RECITALS

WHEREAS, Enzon desires to continue to retain the services of Feinstein, and Feinstein desires to provide such services to Enzon, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Feinstein’s Position and Duties; Term.

A.Feinstein is hereby engaged by Enzon as an independent contractor to serve as the Chief Executive Officer, Chief Financial Officer and Secretary of Enzon and Feinstein shall perform such services as are customarily associated with his positions and such additional services consistent with his positions as may, from time to time, be properly and lawfully assigned to him by the Board of Directors (the “Services”). Without derogating from the foregoing, Feinstein will work at the request of Enzon as and when requested by Enzon or its Board of Directors.

B.The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until terminated by either party with or without cause upon receipt of written notice.

2. Independent Contractor Relationship.

A. The relationship between Enzon and Feinstein shall be that of independent contracting parties and shall not be deemed to be any other relationship, including, without limitation, that of principal and agent. Nothing herein shall be construed to create the relationship of employer and employee between Enzon and Feinstein. Feinstein shall exercise his own independent judgment as to the method and manner of performance of the Services hereunder. Enzon does not seek, and shall not expect, any control over Feinstein’s performance of the Services; provided, however, Feinstein shall conform to such policies and procedures established by Enzon and to such customary standards which are necessary to satisfy applicable statutes, rules or regulations governing the provision of such Services. Enzon shall not be obligated to provide any employee-related benefit to Feinstein, including, but not limited to, Workers Compensation insurance, unemployment insurance, disability insurance, health or accident insurance, nor will Enzon make any contributions for Social Security, or withholding taxes on behalf of Enzon. Feinstein acknowledges that Enzon will not provide any benefits or participation in any benefit plan applicable to an employer-employee relationship. Feinstein shall be solely responsible for the payment of all applicable governmental taxes, including federal, state and local taxes, and Social Security contributions.

B.Feinstein is free to devote whatever time he chooses to any other business in which he may choose to engage, provided he complies with all applicable regulatory rules. Feinstein may determine his own hours of work and may perform the Services in any manner or sequence he determines, subject, however, to such restrictions as may exist in order to comply with the policies of Enzon or to satisfy the requirements or standards of the statutes, rules or regulations governing the Services.

C.Feinstein has not received any training from Enzon and Enzon will not provide any training to Feinstein.

D.Feinstein shall not have the authority to hire, direct and pay other persons in connection with the Services without the prior written consent of Enzon. Any person so employed by Feinstein shall be the employee of Feinstein and shall not be the employee or agent of Enzon.

3.Compliance With Statutes, Rules And Regulations.

As part of the proper performance of the Services, at all times during the Term, Feinstein shall comply with all applicable statutes, regulations, rules and written statements of policy promulgated and administered by the Securities and Exchange Commission and any state or municipal governmental or regulatory agency; and the rules of any national securities exchange or association in which Enzon is or may become a member.

4.Fees.

A.During the Term, Enzon shall pay Feinstein’s fees at an annualized amount of $200,000 (the “Fees”) (in bi-weekly installments in the amount of $7,671.23) in connection with the Services. Feinstein shall perform the Services at such times and as requested by Enzon.

B.For each fiscal year in the Term, Feinstein shall be eligible to earn up to an additional 25% of the Fees based on his performance and that of Enzon, at the discretion of the Board of Directors.

C.Enzon will reimburse Feinstein for reasonable out-of-pocket expenses incurred by Feinstein in connection with the performance of the Services during the Term, including: (i) mileage at the rate of fifty (50) cents per mile for any driving that may be required in connection with Feinstein’s performance of the Services; (ii) tolls; (iii) supplies; and (iv) other reasonable expenses incurred by Feinstein in connection with the performance of the Services. Feinstein will submit receipts or documentation of expenses during the Term and Enzon will pay each such proper bill within twelve (12) business days of its receipt.

5. Warranties.

A.Each party warrants to the other that it has the authority to enter into and perform this agreement, and its performance hereunder will not result in the breach or violation of any contract, arrangement or understanding it may have with any third party. Each party warrants to the other that it will comply in all material respects with all applicable laws, rules and regulations.

B.Consultant shall perform the services in accordance with the highest professional standards and in compliance with all applicable laws and regulations.

6. Indemnification. Feinstein shall be entitled to the same indemnification rights from Enzon under the bylaws of Enzon as are applicable to all other directors and officers of Enzon and covered by the same Directors and Officers Insurance as all other officers and directors of Enzon.

7. Confidentiality.

A.Feinstein acknowledges and agrees that during the Term, he will have access to “Confidential Information” concerning Enzon, its affiliates, and their clients and employees, and that such Confidential Information constitutes a valuable and unique asset of Enzon. For purposes of this Agreement, Confidential Information includes, but is not limited to, proprietary information pertaining to Enzon, its affiliates and clients, including business plans (both current and under development), data, trade secrets, financial information, costs, revenues, profits, methodologies, information concerning clients and potential clients, compilations, systems, technologies, computer programs, potential acquisition targets and all other information which Enzon and its clients treat as confidential. All Confidential Information obtained by Feinstein in the course of providing the Services shall be deemed confidential and proprietary. Feinstein covenants and agrees that, during the Term and at all times thereafter, Feinstein will not, except as may be required by applicable law, regulation, legal process, or the request of any regulatory or self-regulatory authority, (i) for any reason use for Feinstein’s own benefit or the benefit of any person or entity with which Feinstein may be associated, or disclose any Confidential Information to any person or entity, for any reason or purpose, without the prior written consent of Enzon; or (ii) remove or cause to be removed from Enzon’s office any Confidential Information or material relating thereto for purposes other than those for use in connection with Feinstein’s Services. Upon the expiration of the Term (including any renewal thereof), Feinstein agrees to return to Enzon all tangible embodiments of all Confidential Information in Feinstein’s possession or control, nor will Feinstein retain any copy or records of such Confidential Information, in hard copy or electronic form.

B.Nothing in this Agreement prohibits Feinstein from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of Federal law or regulation. Feinstein is not required to notify Enzon that he will make or has made such reports or disclosures. Non-compliance with the disclosure provisions of this Agreement shall not subject Feinstein to criminal or civil liability under any Federal or State trade secret law for the disclosure of an Enzon trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Feinstein in a lawsuit for retaliation by Enzon for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Feinstein does not disclose the trade secret, except pursuant to court order.

8. Miscellaneous.

A.This Agreement shall in all respects be governed by, and construed and enforced in accordance with the laws of, the State of New Jersey, without giving effect to its conflicts of laws provisions.

B.This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement may not be assigned by Feinstein without the prior written consent of Enzon.

C.This Agreement is not a contract of employment or service for any specific or minimum term and the arrangement set forth above is terminable at will. Feinstein may resign his employment or service, and Enzon likewise may terminate his employment or service, at any time, for any reason, with or without cause or advance notice and without any liability on the part of Enzon for severance.

D.The terms of this Agreement cannot be modified, altered or changed, except in a writing signed by both parties. From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings, both written and oral, relating to any services rendered by Feinstein to Enzon or any of its affiliates, including, without limitation, the Independent Contractor Agreement between the Feinstein and Enzon dated as of December 13, 2013, which agreement shall be considered null and void as of the Effective Date without any further action or notice.

C.Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail, or sent by reputable overnight carrier, in each case with proof of receipt, to the recipient. Notices to Feinstein shall be sent to the address that he most recently provided to Enzon. Notices to Enzon should be sent to Enzon Pharmaceuticals, Inc., P.O. Box 570005, Houston, Texas, 77257, Attn:  Chairman of the Board, Email RCRead@icmgi.com, with a copy to Todd E. Mason, 335 Madison Avenue 12th Floor, New York, New York, 10017, Email Todd.Mason@ThompsonHine.com. Any notice under this Agreement will be deemed to have been given when so delivered, sent or emailed.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Enzon Pharmaceuticals, Inc.

By:	/s/ Randolph C. Read
Randolph C. Read
Chairman of the Board

/s/	Richard L. Feinstein
Richard L. Feinstein, CPA